DOMESTIC
DISTRIBUTOR AGREEMENT

THIS DOMESTIC DISTRIBUTOR AGREEMENT (hereinafter called "Agreement") is made this 1st day of December, 2001 by and between EXAR CORPORATION, including its affiliates and wholly-owned subsidiaries, a corporation incorporated under the laws of the State of Delaware, having its corporate office at 48720 Kato Road, Fremont, California 94538, (hereinafter called "EXAR") and Nu Horizons Inc., a Delaware corporation, having its principal office at 70 Maxess Rd, Melville, NY, (hereinafter called "Distributor").

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. Appointment and Acceptance

EXAR appoints and Distributor accepts such appointment as EXAR's nonexclusive distributor of those semiconductor devices listed in the current Distributor Price List (hereinafter called "Products"), subject to the terms and conditions hereof at the Authorized Locations noted in Exhibit A (hereinafter collectively called "Authorized Locations"). EXAR reserves the right to solicit sales and to appoint additional distributors in its sole discretion. Nothing in this Agreement shall be construed to preclude EXAR or its authorized second source licensees from selling or otherwise marketing any of the Products in the Authorized Locations to any other party, including but not limited to users, original equipment manufacturers and other distributors.

2. Products

Orders shall be solicited by the Distributor pursuant to this Agreement for all Products. EXAR reserves the right to change the Products covered by this Agreement whether through addition, deletion, modification or otherwise.

3. Relationship Between Parties

The relationship between EXAR and Distributor is that of vendor and vendee. Distributor, its agents and employees are independent contractors and shall under no circumstances be deemed agents or representatives of EXAR and shall not have authority to act for and/or bind EXAR in any way, or to represent that EXAR is in any way responsible for Distributor's acts. This Agreement does not establish a joint venture, agency, franchise, partnership or employer-employee relationship.

4. DISTRIBUTOR RESPONSIBILITIES

4.1 Distributor agrees to maintain a qualified sales force and to use its best efforts in promoting, marketing and supporting the sale of the Products from the Authorized Locations.

4.2 Distributor shall be free to market Products in such manner as it deems appropriate, provided, however, that Distributor shall at all times conduct its business in a manner as will reflect favorably on the good name, goodwill and reputation of EXAR and Products and will not engage in any deceptive, misleading or illegal business practices.

4.3 Distributor, upon request, shall promptly, and within five (5) working days thereof, furnish EXAR with such market analyses and reports with respect to its sales strategy and forecasts, inventories, product lines, customer identities, sales volume and other factors, including governmental activities, relating to the actual and potential market for Products which in EXAR's judgment are necessary and reasonable to keep EXAR fully informed.

4.4 Distributor shall represent no product which EXAR in its sole judgment determines to be in conflict with Distributor's obligation to use its best efforts to represent, promote and sell Products in the Territory.

4.5 Distributor, upon request, shall provide EXAR documentation as needed, including but not limited to, end customer RFQ, end customer quotes, sample status and copies of end customer purchase orders.

5. EXAR'S RESPONSIBILITIES

5.1 EXAR agrees to sell Products to Distributor at prices stated in the Distributor Price List or as offered in a price quotation within the period specified therein and shall use reasonable efforts to ship Products to Distributor on or before the date specified in EXAR's Order Acknowledgment; provided, however, that such orders can be accepted or rejected in EXAR's absolute discretion. All orders of Distributor are subject to EXAR's right at all times to allocate the whole or any portion of its inventories or current production for use or disposition in any manner.

5.2 EXAR agrees to furnish to Distributor without charge a reasonable supply of Distributor Price Lists, technical and promotional literature regarding Products, published specifications and application information. All such items shall remain the property of EXAR and any items which are not used, and upon EXAR's request, shall be returned, at EXAR's expense, to EXAR or to any other location specified by EXAR.

5.3 EXAR will endeavor to give adequate notice of Product discontinuations, however, EXAR may, at any time in its sole discretion, discontinue any or all Products without notice, obligation or liability to Distributor or make substitutions or modifications in Products. If at the time of such discontinuation, Distributor has an inventory of

discontinued Product, EXAR will repurchase such inventory upon request, within thirty (30) days from notice of such discontinuation at the net purchase price paid by Distributor or by the current published book price, whichever is less. All Product kept beyond the thirty (30) day period may not be returned for any reason.

6. TERMS AND CONDITIONS OF SALE

6.1 All sales of Products by EXAR to Distributor during the term of this Agreement shall be subject solely to EXAR's Standard Terms and Conditions of Sale as printed on the reverse of EXAR's then current Order Acknowledgment form (herein "Acknowledgment"), furnished to Distributor in acceptance of Distributor's orders. To the extent that such terms and conditions are inconsistent with express provisions of this Agreement, the provisions of this Agreement shall prevail. Although Distributor may use its standard forms for orders, change orders or other notices provided for hereunder, said orders, change orders or notices will be governed by the terms and conditions of this Agreement and EXAR's Order Acknowledgment. Any term or condition set forth in any such standard form which is inconsistent with or in addition to the terms and conditions of this Agreement or EXAR's Order Acknowledgment shall have no force or effect.

6.2 The prices of all Products sold to Distributor shall be those shown in the Distributor Price List in effect at the time of acceptance of the order unless otherwise quoted in writing by EXAR and acknowledged by Distributor in writing. All prices shall be subject to change or withdrawal at EXAR's discretion following the thirty (30) days of quote issuance. Notice of any changes in prices or other terms shall be given to Distributor by furnishing a new Distributor Price List or written notice.

6.3 EXAR shall have a lien upon any unpaid Products in Distributor's inventory to the extent of any sums owing to EXAR by Distributor.

6.4 All prices quoted by EXAR are "Ex Works" EXAR's plant (ICC Incoterms 1990) as far as not expressly regulated otherwise in this Agreement, and do not include any freight, special handling, duty, insurance, taxes or other fees that EXAR may be required to pay or collect upon the sale or delivery of Products or upon receipt of the sales price. Distributor shall bear all applicable federal, state, municipal and other government taxes (such as sales, use or similar taxes), all customs duties, imports and similar charges, and all personal property taxes assessable on Products after delivery to the carrier at EXAR's plant. In the event EXAR is required to pay any of the foregoing items, at the time of sale or thereafter, Distributor shall reimburse EXAR therefor.

6.5 Payment for all Products shall be in U.S. currency. Payments shall, at EXAR's discretion, be effected by means of an Irrevocable Letter of Credit advised through and made payable with a California bank satisfactory to EXAR, and payable to EXAR thirty (30) days after Products furnished hereunder are delivered to the "ex works" point. Any alternative payment terms are subject to approval by EXAR's

Executive Vice President, Chief Finance Officer. All exchange, interest, banking, collection or other charges shall be at the sole expense of Distributor.

6.6 EXAR reserves the right to withhold delivery or to deliver only against cash payment in the event of delinquencies in Distributor's account, and it is agreed that such action by EXAR shall not be construed as a cancellation or breach of this Agreement by EXAR. Deductions may be made from amounts due EXAR only upon receipt by Distributor of a credit memorandum in standard form from EXAR authorizing such deduction. Accounts which are past due thirty (30) days shall be assessed a service charge at the rate of 1% per month or 12% per annum on the outstanding delinquent balance, or the maximum rate permitted by law, whichever is greater. The parties hereto agree that the service charge assessment set forth above represents the result of a reasonable endeavor by the parties to estimate a fair average compensation for any loss that may be sustained. A payment delinquency to EXAR in excess of thirty (30) days or more shall be cause for immediate termination of this Agreement and any other agreement between EXAR and Distributor.

6.7 Distributor agrees to furnish to EXAR's credit department, upon request, true and correct financial statements prepared in accordance with generally accepted accounting methods and certified by Distributor's Chief Financial Officer. In the event of a dispute as to amounts due, Distributor agrees to furnish, upon EXAR's request, a detailed reconciliation of EXAR's statements of account with Distributor's records, listing all differences, and showing net amount Distributor acknowledges to be due EXAR. Should there be any further discrepancy, Distributor agrees to permit EXAR to perform a physical inventory of EXAR's Products within thirty (30) days of notice.

7. PRODUCT WARRANTY

With respect to all Products purchased by Distributor from EXAR hereunder, Distributor agrees that upon the resale thereof, it shall deliver therewith to its customers such printed warranties or guarantees with respect to Products as shall be furnished by EXAR to the Distributor for that purpose. EXAR warranty obligations with respect to Products shall be limited to those furnished to Distributor in writing by EXAR. SUCH WARRANTIES, IF ANY, SHALL BE IN LIEU OF ALL OTHER WARRANTIES OF EXAR, EXPRESSED OR IMPLIED, AND EXCEPT TO THE EXTENT THEREIN PROVIDED, EXAR SHALL NOT MAKE AND SHALL NOT BE DEEMED TO MAKE ANY WARRANTY WHATSOEVER TO DISTRIBUTOR, ANY DEALER, END USER, CUSTOMER OR OTHER PERSON, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OF, OR FITNESS FOR, ANY PARTICULAR USE OR PURPOSE, OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE ALL OF WHICH OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED. Distributor further agrees that EXAR's obligations to Distributor with respect to all Products shall be as set forth in such printed warranties, representations or guarantees with respect to any Products.

8. ORDER PLACEMENT

All orders should be directed to EXAR. No order placed by Distributor pursuant to this Agreement, including orders placed by telephone or facsimile, shall be binding upon EXAR until accepted by EXAR in writing. EXAR reserves the right to reject any order even though a quotation may previously have been made by EXAR to Distributor and EXAR shall not be responsible for any loss or liability suffered as a result of rejection by EXAR of any order.

9. DELIVERY

9.1 As soon as is practicable after receipt of an order, EXAR will notify Distributor in writing whether Distributor's order is accepted or rejected and, if accepted, of the date or dates on which delivery will be made.

EXAR shall use reasonable efforts to deliver all Products specified in any order it has accepted, but shall not be liable to Distributor or to any person claiming under it for either delays or failure to ship any Product, or for making only partial shipments, for any cause whatsoever.

9.2 Delivery will be "Ex Works" EXAR's plant. All shipments hereunder will be made in EXAR's standard shipping packages to Distributor at Distributor's address set forth above. Unless otherwise instructed in writing by Distributor, EXAR will select the carrier and the route. Title and risk of loss to the Products purchased under this Agreement shall pass to Distributor upon delivery thereof to the carrier which shall act as Distributor's agent. Transportation charges will be collect or, if prepaid, will be invoiced to Distributor. Products held or stored for Distributor after an agreed upon delivery date shall be held or stored at Distributor's sole expense and risk.

9.3 EXAR will package Products, whenever possible, in containers designed for ease of handling and storage, but reserves the right to change the type of packaging at any time without notice. When special packaging is requested or, in the opinion of EXAR, required under the circumstances, the cost of same, if not set forth on the invoice, will be separately invoiced to and paid by Distributor.

10. RETURNS

10.1 No Products, advertising or promotional material or other merchandise may be returned to EXAR except upon issuance by EXAR to Distributor of written authorization. Unauthorized returns will be re-shipped to Distributor freight collect. Authorization for returns, if given, shall specify the terms and conditions upon which any such return may be made. Where Distributor claims that Products still under warranty are defective, Distributor will provide to EXAR information with respect to defects and failure analysis of Products.

10.2 Final decisions as to replacement or credit shall depend on the results of inspection and testing of returned Products by EXAR.

10.3 Distributor may return, on a calendar quarterly basis, inventory equal in value to ten percent (10%) of preceding calendar quarter's net purchases. Such return will be authorized, upon receipt of a non-cancelable re-stocking order which specifies non-reschedulable Product delivery within the same quarter for equal dollar value. No specially marked products may be returned.

10.4 All returns shall be shipped F.O.B. destination, delivered duty and freight prepaid to EXAR.

10.5 All authorized returns, other than the normal stock rotation, will require the concurrent payment of fifteen percent (15%) of the original net invoice value of the Product returned.

11. INVENTORY MAINTENANCE

11.1 Distributor agrees to maintain a stock of Products, as recommended by EXAR, in order to satisfy customer demands within the Authorized Locations without undue delay. EXAR will periodically review Distributor's inventory and recommend adjustments to such inventory including, without limitation, the addition of new Products.

11.2 Distributor shall submit detailed monthly Product inventory reports as specified by EXAR. Distributor shall also submit monthly point-of-sale reports with respect to Products. Such reports are due at EXAR's facility by the fifth (5th) day of each calendar month. Distributor shall furnish other marketing or sales reports as may be requested by EXAR from time to time.

12. PRICE PROTECTION

12.1 In the event that EXAR decreases the price of any Product as set forth in EXAR's current published Distributor Price List, EXAR will send to Distributor a report indicating Products affected by the price reduction. EXAR will grant to Distributor a credit with respect to Products in inventory on the effective date of the decrease equal to the difference between the actual price paid by the Distributor and the decreased Distributor Price List of such Products, less any prior credits received by Distributor; provided, however, that Distributor must apply to EXAR for such credit within thirty (30) days following the effective date of such price decrease by returning in duplicate the complete report of its inventory as of such date in the form provided by EXAR together with such other information as EXAR may reasonably request in order to calculate the price credit. Such inventory report shall be subject to verification by EXAR's authorized representative. Credit will be issued only following authorization and approval by EXAR.

12.2 Orders received and accepted prior to a price decrease will be shipped by EXAR at Distributor Book Price in effect at the time of shipment or as otherwise agreed in writing. A price increase will be reflected only on orders accepted after the effective date of such increase.

13. EXPORT CONTROL LAWS; GOVERNMENTAL AUTHORIZATION

13.1 This Agreement is subject to the export administration and control laws and regulations of the United States of America, and any amendments of such laws and regulations (herein "U.S. Export Laws"). Distributor shall comply fully with the U.S. Export Laws with respect to all Products and technical data and information supplied by EXAR to Distributor, and Distributor shall provide EXAR with any written assurances as to Distributor's compliance with the U.S. Export Laws that EXAR may reasonably request.

Any Technical Data (as that term is defined in Supplement No. 3 to Part 779 of the U.S. Export Administration regulations (hereinafter called "Regulations")) that Distributor receives from EXAR, and any direct product thereof, shall not be shipped or transmitted, either directly or indirectly, to Afghanistan, the People's Republic of China, military or police entities of South Africa, Iraq or any Group Q, S, W, Y, or Z countries (as specified in Supplement No. 1 to Part 370 of the Regulations), unless (1) separate specific authorization to reexport such Technical Data is provided by the U.S. Office of Export Administration or (2) such specific authorization is not required pursuant to Section 379.8 of the Regulations. Distributor shall, upon request of EXAR, make its records available for inspection by any authorized officials of the United States government.

13.2 Distributor shall not solicit orders for any Products and EXAR shall have no obligation to sell any Products to or for the use of any purchaser that EXAR could not expect to deal with under the U.S. Export Laws. Distributor understands that detailed record keeping and internal controls may be necessary to maintain certain of EXAR's export license (i.e. General Distributor License) under the U.S. Export Laws and agrees to submit, if requested, to EXAR the following reports and any other reports reasonably requested by EXAR:

(a) Monthly written summary call reports listing customers or potential customers called upon and the likelihood that they will purchase Products;

(b) Customer letters and requests received for EXAR's Products (with translations where applicable);

(c) Within five (5) days after the end of each month the following reports shall be submitted;

(1) The types and quantities of Products in Distributor's inventory at the end of each month; and

(2) The names of the purchasers of Products and the quantities of Products purchased by purchasers.

13.3 Distributor shall be responsible for obtaining and shall use its best efforts to obtain, prior to delivery of any Product hereunder, any and all required non-U.S.

governmental authorizations in the countries into which Products will be sold or shipped, such as import licenses and foreign exchange permits; provided, however, that if any such required authorizations have not been obtained by the proposed first date of shipment into such country, EXAR may decline to deliver Products for shipment into the country involved without being in breach of this Agreement. EXAR shall not be liable if any authorization is delayed, denied, revoked, restricted or not renewed and Distributor shall bear all such risks and costs caused thereby. In addition, in the event that this Agreement is terminated for any reason, EXAR or its designee shall be exclusively entitled to any rights Distributor may have acquired as a result of, or in, governmental approvals, authorizations or permits, and Distributor shall use its best efforts to effect the transfer of interest in such to EXAR or to any third party so identified by EXAR.

14. ADVERTISING AND SALES PROMOTION

14.1 EXAR may, from time to time, provide for advertising and promotion of Products and Distributor agrees to assist EXAR in such activities.

14.2 Distributor shall use only such advertising material with respect to promotion of the Products as may be supplied or approved by EXAR and which shall be in accordance with such policies as EXAR may establish from time to time.

14.3 Provided EXAR's prior written consent is obtained, EXAR will share in the costs of approved advertising of Products.

14.4 Cooperative advertising may be modified or terminated at any time at the discretion of EXAR.

15. TRADEMARKS, PATENTS, COPYRIGHTS AND OTHER PROPRIETARY RIGHTS

15.1 Distributor acknowledges that the names "EXAR Corporation", "EXAR" and "XR" are the trade names and trademarks of EXAR, and all such trade names or trademarks now or hereafter used to identify the Products, and all patents, copyrights, mask works, and other proprietary information used in connection with the Products (collectively, the "Proprietary Rights"), are and at all times shall remain the sole and exclusive property of EXAR and may be used only with the prior written permission of EXAR, in strict conformity with the directions of EXAR, and only where such use is necessary to Distributor's obligations hereunder.

15,2 In the event that any infringement or registration by a third party of EXAR's Proprietary Rights comes to the attention of Distributor, Distributor shall immediately inform EXAR in writing. Distributor agrees to cooperate fully with EXAR should EXAR choose to take any action, including without limitation, the conduct of legal proceedings, which EXAR deems necessary to preserve EXAR's exclusive Proprietary Rights. Distributor agrees never for its own benefit to apply for the registration in any country for any of EXAR's Proprietary Rights, or to take any action inconsistent with EXAR's ownership of such Proprietary Rights, or to use any of such Proprietary Rights except in accordance with this Agreement.

15.3 Distributor shall not alter or remove any trademark or trade name, copyright or mask work notice applied to any Product by EXAR. Nothing herein shall grant to Distributor any right, title or interest in the words "EXAR", either alone or in association with other words or names.

15.4 Distributor intends any use by it of any of EXAR's trade names or trademarks, or of any other mark or name that incorporates the name "EXAR" or "XR", to insure to the benefit of EXAR and agrees that any goodwill arising from such use by Distributor shall revert to EXAR in the event that this Agreement is terminated for any reason.

15.5 EXAR, at its own expense, will defend any suit or proceeding against Distributor in a court of the United States for the direct infringement of United States patents and trademarks by Products purchased from EXAR hereunder. EXAR shall pay all damages and costs finally awarded against Distributor because of direct infringement; provided, however, that EXAR shall not be obligated to defend or be liable for costs or damages awarded in any suit or proceeding for infringement of patents by any other products, or any completed equipment, assembly, combination, method or process, in which, or in the manufacture or testing of which, any Product purchased from EXAR may be used (notwithstanding that such Products purchased from EXAR may have been designed only for use in or may only be useful in such other products or such equipment, assembly, combination, method, or process, or in the manufacture or testing thereof, and that such Products purchased from EXAR may have been purchased and sold for such use). EXAR's liability hereunder shall not in any event exceed the purchase price paid by Distributor for the infringing Products, and EXAR shall not be liable for any collateral, incidental or consequential damages awarded against Distributor.

EXAR's duties are conditioned upon Distributor giving EXAR prompt written notice of the commencement of any suit or proceeding or any claim of infringement and furnishing to EXAR a copy of each communication relating to the alleged infringement and giving to EXAR all authority (including the right to exclusive control of the defense of any such suit or proceeding), information and assistance (at EXAR's expense) necessary to defend or settle such suit or proceeding. Distributor shall cooperate fully with EXAR in the defense or settlement of any such suit. EXAR shall not be bound by any settlement made without EXAR's prior written consent.

In the event that Products purchased from EXAR are held in such suit or proceeding to constitute infringement and the use of such Products is enjoined, EXAR shall, at its option and expense, either procure for Distributor the right to continue using any such Products then held in inventory by Distributor or modify them (providing such modification does not materially affect performance) so that they become noninfringing or remove such Products and grant Distributor a credit thereon and accept their return. If infringement is alleged prior to completion of delivery of Products, EXAR may decline to make further shipments without being in breach of any agreement.

EXAR's obligations hereunder shall not apply to any alleged infringement occurring after Distributor has received notice of such alleged infringement unless EXAR thereafter gives to Distributor written consent for such continuing alleged infringement.

EXAR makes no warranty that the sale or use of Products outside the United States of America will not infringe upon or conflict with patents, trademarks, mask works or other similar third party proprietary rights. If, prior to the completion of any delivery of Products, EXAR learns that such Products are alleged to infringe any patent, EXAR may decline to make further shipments without being in breach of this Agreement.

No rights to manufacture are granted by this Agreement. Moreover, no licenses are granted or implied by this Agreement under any Proprietary Rights under which EXAR has rights, except the right to sell EXAR's Products during the term of this Agreement and as contemplated in this Agreement.

16. CONFIDENTIALITY; NONDISCLOSURE

16.1 Distributor hereby agrees that: (1) confidential or proprietary information, including, without limitation, customer lists, marketing practices and data respecting the design and/or method of manufacture or Products, related knowhow, documentation or material (collectively, herein "Confidential Information") received by Distributor from EXAR under this Agreement, whether for Distributor's own internal use or otherwise, and whether provided orally, in writing or in any other medium, is and shall be treated as the Confidential Information of EXAR which Distributor shall not use and shall not duplicate or disclose to any third party without the prior written authorization of EXAR, unless such information is (a) otherwise publicly available at no charge and without restriction of confidentiality, or (b) lawfully known by Distributor from a source other than EXAR with no restriction of confidentiality; and (2) Distributor shall hold such Confidential Information in strictest confidence and shall exercise and obligate all customers and employees to exercise at least the same degree of care to safeguard the confidentiality of the Confidential Information; and (3) Distributor shall take all preventive measures and precautions to guard against and prevent any use or disclosure of such Confidential Information by its partners, employees, agents, or other persons consistent with the interest of this Section.

16.2 It is expressly understood and agreed by Distributor that the obligations of this Section shall survive the expiration, termination or rescission of this Agreement or any part hereof for any reason for a period of five (5) years.

17. LIMITATION OF LIABILITY; RELEASE; INDEMNITY

17.1 Distributor acknowledges that it has no expectation that its business relationship with EXAR shall continue beyond the termination or expiration of this Agreement, as provided herein, or that Distributor shall obtain any anticipated amount of profits by virtue of this Agreement. Any provision herein to the contrary

notwithstanding, in no event shall EXAR be liable for compensation or damages on account of the loss of present or prospective profits or commissions on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of the distributorship hereunder, or indemnity of any kind, or any special, indirect, incidental or consequential damages, however caused, including without limitation, on account of the termination of this Agreement for any reason, or no reason, even if EXAR has been advised of the possibility of such damages.

17.2 EXAR's liability for any claim whether in contract, tort (including negligence) or otherwise, for any loss or damage arising out of, connected with, or resulting from the manufacture, sale, delivery, resale, repair, replacement or use of any Product, shall in no case exceed the price paid by Distributor to EXAR for the merchandise or part thereof which gives rise to the claim. Nothing contained in this Section shall, by implication, create any liability or obligation on the part of EXAR, or affect or diminish any disclaimer of liability elsewhere contained herein. Distributor agrees that the remedies provided in this Agreement (subject to the limitations thereon) reflect a bargained-for compromise between Distributor and EXAR as to the allocation of risk in this Agreement. Limitation of liability to a maximum of return of the purchase price for Products sold hereunder is agreed to be fair and reasonable, and Distributor represents that it has made or will make other business arrangements, such as obtaining insurance and entering into appropriate contracts with customers and others, to provide to Distributor's satisfaction for those risks retained by it as a result of such limitation of remedies.

17.3 In consideration of the execution of this Agreement by EXAR, Distributor hereby releases EXAR and its subsidiaries from all claims, demands or other liabilities, if any there be, as of the date of the execution of this Agreement by Distributor, except indebtedness due under a written contract with EXAR. Distributor waives all claims to commissions arising under any other prior agreement with respect to shipments for which a commission is payable under the terms of this Agreement.

17.4 Distributor shall indemnify, protect and save EXAR, its subsidiaries, agents and employees harmless from all claims, demands, liabilities, suits or actions for damages to property or person arising out of or incident to the conduct of the business of Distributor in the sale, installation, design or service of Products or otherwise or by reason of any representations or warranties made by Distributor not expressly authorized by EXAR in writing.

18. TERMS OF AGREEMENT AND TERMINATION

18.1 This Agreement shall be effective on the date first above written, and shall continue in force until termination by either party as provided below.

18.2 Exar may terminate this Agreement at any time, for any reason or no reason, by giving not less than thirty (30) days' prior written notice to Distributor by

registered mail, certified mail, or courier, such notice to specify the effective date of termination, not to exceed ninety (90) days from date of notice.

18.3 Distributor may terminate this Agreement at any time, for any reason or no reason, by giving not less than one hundred-eighty (180) days' prior written notice to Exar by registered mail, certified mail, or courier.

18.4 In the event of Termination for Cause (as defined below) EXAR may terminate this Agreement immediately upon written notice to Distributor by registered or certified mail, such notice to specify the effective date of termination.

18.5 The period of such notice shall commence on the date of deposit of notice in the mail as provided herein.

19. Rights upon Termination

19.1 EXAR shall honor and process orders received and accepted prior to the effective date of termination; provided that such delivery occurs within thirty (30) days of the termination date.

19.2 "Termination for Cause" shall be defined as a termination by EXAR, in its sole discretion; (1) for a material breach of this Agreement by Distributor including, but not limited to, a breach by Distributor of the provisions of Section 4 hereof; or (2) in the event Distributor should become delinquent in payments invoiced by EXAR; or (3) in the event that Distributor shall become insolvent or if there are any proceedings instituted by or against Distributor in bankruptcy, insolvency, receivership, reorganization or dissolution, or if Distributor shall make an assignment for the benefit of creditors; or (4) if Distributor ceases to function as a going concern or to conduct its operations in the normal cause of business.

19.3 If termination of this Agreement should occur, then neither EXAR nor Distributor shall be liable to the other for any damages, expenditures, loss of profits or prospective profits of any kind that are sustained, or alleged to have been sustained, or that shall not release either EXAR or Distributor from making payments which may be owing to the other party under the terms of this Agreement.

19.4 In the event of Termination for Cause by EXAR or termination of the Agreement for any reason by Distributor, EXAR shall repurchase from Distributor all of the Products Distributor may have on hand at a price computed with reference to the most recent Distributor Price List or Distributor's net cost, whichever is less, for all Products to be returned, less freight, customs, clearance, retesting, and other costs reasonably necessary to restore the Products to salable condition. In the event of Termination for Cause, a fifteen percent (15%) handling charge will be deducted from such price to EXAR.

In the event EXAR terminates this Agreement for convenience, EXAR will repurchase from Distributor all inventoried Product which is currently in the Distributor

Price List at the then current Distributor Price List or Distributor's net cost, whichever is less.

Upon notice to Distributor and following receipt of written authorization from Exar, Distributor shall ship all Products on hand to EXAR within thirty (30) days. EXAR reserves the right to refuse to repurchase such Products if, after testing and inspection by EXAR, such Products are, in the judgment of EXAR, damaged, obsolete, or are in open packaging or are otherwise in unmerchantable condition .

19.5 Settlement of accounts between EXAR and Distributor will be handled as follows: one-half (1/2) payment within thirty (30) days and the balance of payment within ninety (90) days of termination. Final account reconciliation will be accomplished within ninety (90) days of termination.

19.6 Acceptance of any order from Distributor or any sale made to Distributor by EXAR, after notice of termination or after termination of this Agreement, shall not be construed as a renewal or extension hereof, nor as a waiver of such notice of termination, but in the absence of a new Agreement covering such orders or sales signed on behalf of EXAR, each order and sale shall be governed by terms and conditions identical to the terms and conditions of this Agreement.

19.7 Distributor shall cease any promotion or reference to Products and remove and not thereafter use any signs containing the name and/or trademark of EXAR and promptly return (or at EXAR's election, destroy) all stationery, advertising matter, customer lists and other materials and property in its possession or under its control pertaining to or used in connection with Distributor's activities under this Agreement. Any right EXAR may have granted to Distributor to use patents, trademarks, trade names, trade slogans, words, symbols or advertising matter owned or used by EXAR shall be terminated.

20. GENERAL

20.1 This Agreement shall inure to the benefit of EXAR's successors and assigns. Distributor shall not have the right to assign this Agreement, appoint other distributors or sales representatives or delegate any duties hereunder, in whole or in part, without EXAR's prior written consent.

20.2 This Agreement shall be governed by and construed according to the laws of the State of California as applied to contracts between California residents entered into and to be performed entirely within California. The State and Federal courts of the State of California shall have exclusive jurisdiction with respect to any dispute arising hereunder and the parties subject themselves to the jurisdiction of the State and Federal courts of the State of California residing in the County of Alameda.

20.3 This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be

binding. All communications made or given pursuant to this Agreement shall be in the English language.

20.4 All notices, requests, demands or other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) hand delivered, (ii) mailed by registered or certified mail postage prepaid, (iii) sent by Federal Express or other overnight courier with confirmation of receipt, or (iv) transmitted by telecopier with confirmation of receipt; in each instance addressed to such address as the intended recipient shall have specified in written notice in accordance with this Section 20.4.

20.5 The failure of EXAR to enforce any of the provisions, rights or options of this Agreement shall not be considered a waiver of such provisions, rights or options or in any way affect the validity of this Agreement. The exercise by EXAR of any of its rights or options hereunder shall not preclude or prejudice EXAR from exercising the same or any other rights or options it may have under this Agreement, irrespective of any previous action or proceeding taken by EXAR.

20.6 Nothing contained in this Agreement shall be construed so as to require or authorize the commission of any act contrary to law and any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition. If any provision of this Agreement should be held invalid and unenforceable, the remaining provisions shall be unaffected by such a holding.

20.7 The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy hereunder shall not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought.

20.8 Neither party shall be liable or responsible for a breach of any of the provisions of this Agreement which is caused by any labor dispute, inability to obtain materials, heavy and unexpected shipping arrangements, any governmental priority, war condition, acts of God, yield problems, or any other cause beyond the control of the parties hereto.

20.9 This Agreement constitutes the final, complete and exclusive express understanding of the parties with respect to the subject matter hereof, and supersedes all prior representation agreements and commission schedules, oral or written, and shall not be varied by any oral agreement or acts of the parties, their officers, employees or agents, either before or after the date of this Agreement, except as expressly provided herein.

20.10 The prevailing party in any legal, arbitration or dispute resolution action brought by one party against the other regarding the performance, interpretation, enforcement or with respect to any matter arising out of or in connection with this Agreement shall be entitled, in addition to any other rights and remedies it may have, to

reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, in counterparts, each of which shall be considered an original, but all of which together shall constitute one instrument.

EXAR CORPORATION	NU HORIZONS INC
By:	By: ______________
Title: Vice President, Worldwide Sales	Title: SR. VP, MARKETING
Date: ______________	Date: ______________

N:AGMTS.DOM DIST.Nu Horizons

Exhibit "A" July 10,2001

DIVISION/ADDRESS

Nu Horizons-NEW YORK
70 Maxess Road
Melville, NY 11747

Nu Horizons-NEW JERSEY
39 U.S. Route 46
Pine Brook, NY 07058

Nu Horizons-PENNSYLVANIA
101 Executive Drive
Suite 8
Moorestown, NJ 08057

Nu Horizons-MASSACHUSETTS
2 Corporation Way
Suite 240
Peabody, MA 09160

Nu Horizons-ROCHESTER
333 Metro Park
Rochester, NY 14623

Nu Horizons-MARYLAND
8965 Guilford Road
Suite 100
Columbia, MD 21046

Nu Horizons-FT. LAUDERDALE
3421 N.W. 55th Street
Ft. Lauderdale, FL 33309

Nu Horizons-ALTAMONTE SPRINGS
600 South North Lake Blvd.
Suite 210
Altamonte Springs, FL 32701

Nu Horizons-TAMPA
4500 140th Ave. North
Suite 215
Clearwater, FL 33762

Nu Horizons-GEORGIA
100 Pinnacle Way
Suite 155
Norcross, GA 30071

Nu Horizons-ALABAMA
4825 University Square
Suite 8
Huntsville, AL 35816

Nu Horizons-NORTH CAROLINA
3128 Highwoods Blvd.
Suite 120
Raleigh, NC 27604

Nu Horizons-OHIO
9347 Ravenna Road Unit A
Twinsburg, OH 44087

Nu Horizons-TEXAS
1313 Valwood Pkwy.
Suite 200
Carrollton, TX 75006

Nu Horizons-AUSTIN
2404 Rutland Drive
Suite 100
Austin, TX 78758

Nu Horizons-MINNESOTA
10907 Valley View Road
Eden Prairie, MN 55344

Nu Horizons-CHICAGO
Basswood Office Center
500 East Remington Road
Suite 104
Schaumburg, IL 60173

Nu Horizons-SAN JOSE
2070 Ringwood Ave.
San Jose, CA 95131

Nu Horizons-SACRAMENTO
2990 Lava Ridge Court
Suite 100
Roseville, CA 95661

Nu Horizons-IRVINE
25371 Commercecentre Drive
Suite 250
Lake Forest, CA 92630

EXHIBIT A

TERRITORY

Nu Horizons-SAN DIEGO
4360 View Ridge Ave.
Suite B
San Diego, CA 92123

Nu Horizons-LOS ANGELES
31200 Via Colinas
Suite 110
Westlake Village, CA 93162

Nu Horizons-PORTLAND
15455 N.W. Greenbrier Pkwy.
Suite 135
Beaverton, OR 97006

Nu Horizons-SEATTLE
22118 20th Ave. S.E.
Bothell, WA 98021

Nu Horizons-DENVER
5575 DTC Pkwy.
Suite 125
Greenwood Village, CO 80111

Nu Horizons-CANADA (TORONTO)
8555 Jane Street
Suite 101
Vaughan, Ontario, Canada L4K 5N9

Nu Horizons-CANADA (OTTAWA)
1775 Courtwood Crescent
Suite 200
Ottawa, Ontario
Canada K2C3J2

Nu Horizons-CANADA (MONTREAL)
1 Holiday Road East Tower
Suite 583
Pointe-Claire, Quebec
Canada H9R5N3

EXAR CORPORATION

By:

Title: Vice President, Worldwide Sales

Date: ____________________

Nu Horizons Inc

By: ____________________

Title: Sr. VP, Marketing

Date: ____________________

N:AGMTS.DOM DIST.Nu Horizons